Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Evolution Petroleum Corporation (the “Company”) (No. 333-265430 and No. 333-193899), as amended and Forms S-8 (333-251233, 333-152136, 333-140182, 333-183746 and 333-216098), of our report dated April 24, 2024, relating to the Combined Statement of Direct Revenues and Operating Expenses (modified to include depreciation, depletion and amortization) of certain oil and gas properties of Red Sky Resources III, LLC and Red Sky Resources IV, LLC acquired by Evolution Petroleum Corporation for the twelve months ended December 31, 2023, appearing in this Current Report on Form 8-K/A of Evolution Petroleum Corporation filed on April 24, 2024.

/s/ Moss Adams LLP

Houston, Texas

April 24, 2024